Exhibit 99.1

Fred’s Reports Fourth Quarter, Full Fiscal Year 2016 Results and March Sales

Strong sequential bottom-line improvement from third quarter 2016; Expect sequential improvement to continue through 2017

Substantial progress in 2016 implementing new healthcare strategy

Invested in experienced talent, process, technology and infrastructure to build foundation for long-term growth, profitability and shareholder value

March comparable store sales decreased 0.5%

Announced the transformative acquisition of 865 Rite Aid stores, which would make Fred’s Pharmacy the third largest drugstore chain in the nation, pending FTC approval

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 6, 2017--Fred's, Inc. (NASDAQ:FRED) today reported financial results for the fourth quarter and year ended January 28, 2017, as well as sales for the five-week fiscal month ended April 1, 2017.

Commenting on today’s results, Michael K. Bloom, Chief Executive Officer, said, “Over the last several months we have started to recognize the positive impact of the initiatives we began implementing in 2016. We are now seeing bottom-line improvement driven by sequential growth in Retail Pharmacy adjusted script comps, sequential progress in sales trends in our Specialty Pharmacy business, Front Store margin expansion and strong holiday seasonal category sales. We are pleased to report that our comprehensive strategy and plan to improve our performance is on target. Notably, we have rolled out a series of initiatives that will continue to lay the foundation for Fred’s Pharmacy’s success. We are upgrading talent; investing in technology; diversifying our specialty pharmacy portfolio; improving the patient and customer experience; increasing supply chain efficiencies; expanding margins; and optimizing assets to improve performance and cash flow.”

Mr. Bloom continued, “While we are pleased with the progress we’ve made in such a short time, we encountered headwinds that contributed to particularly challenging second and third quarters. We began to reap the benefits of our strategic initiatives in the fourth quarter as evidenced by our strong sequential improvement. We expect the positive trends we experienced in the fourth quarter to continue. Looking at the organization as a whole, we expect to see continued sequential bottom-line improvement in 2017 as the initiatives underway take hold. We are keenly focused on positioning the Company for long-term growth and enhancing value for our shareholders.”

Fourth Quarter 2016 Results

For the fourth quarter of 2016, Fred’s recorded a net loss of approximately $22.5 million or $0.60 per share. During the fourth quarter, the Company recorded charges totaling $23.4 million, or $0.49 per share after tax during the quarter, including:

  $9.3 million or $0.25 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss created primarily by the following charges in the fourth quarter;
  $10.2 million on a pretax basis or $0.17 per share after tax for professional and legal advisory fees incurred in connection with the proposed acquisition of 865 Rite Aid Corporation (“Rite Aid”) stores and the development and implementation of the Company's growth strategy;
  $1.5 million on a pretax basis or $0.03 per share after tax for fees incurred from an assessment received from Visa related to the 2015 data security incident;
  $1.3 million on a pretax basis or $0.02 per share after tax for other non-recurring items; and
  $1.1 million on a pretax basis or $0.02 per share after tax for inventory write-downs related to the closing of 40 underperforming stores.

The fourth quarter net loss of approximately $22.5 million or $0.60 per share compared with a net loss of $3.9 million or $0.11 per share for the fourth quarter of 2015.

Fred’s net sales for the fourth quarter of fiscal 2016 decreased 4.5% to $529.7 million from $554.6 million for the fourth quarter last year. Comparable store sales for the quarter decreased 3.6% versus a 1.7% increase in comparable store sales in the fourth quarter of last year. Comparable store sales in the fourth quarter of 2016 included a negative 2.6% impact as a result of the sale of low productive discontinued inventory versus the fourth quarter of 2015.

Fred’s gross profit for the fourth quarter of 2016 decreased 2.5% to $129.6 million from $132.9 million in the prior year period. Gross profit margin for the quarter increased 50 basis points to 24.5% from 24.0% in the same quarter last year. The margin includes a $3.1 million benefit on a pretax basis or $0.05 per share after tax resulting from the successful sale of discontinued inventory above estimated marked down cost. Fred’s recorded LIFO adjustments of $2.0 million in the fourth quarter of 2016 compared with $4.0 million in the same quarter last year.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, increased 380 basis points to 28.7% of sales from 24.9% of sales in the prior-year quarter. Much of the increase in expenses was attributable to professional, legal, banking and integration planning fees incurred in connection with the announced agreement to acquire Rite Aid stores, as well as impairment charges related to store closures, corporate office and other assets.

Operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, was $22.2 million versus a $5.1 million loss in the fourth quarter of 2015.

EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, was a loss of $10.5 million or 2.0% of sales compared with earnings of $6.8 million or 1.2% of sales for the fourth quarter of 2015.

Fiscal Year 2016 Results

For fiscal year 2016, Fred’s net loss totaled $66.5 million or $1.80 per share compared with a net loss of $7.4 million or $0.20 per share for fiscal year 2015.

The Company recorded charges totaling $61.8 million, or $1.28 per share after tax during the fiscal year, including:

  $20.3 million or $0.55 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss created primarily by the following charges in the fiscal year.
  $13.0 million on a pretax basis or $0.23 per share after tax for the write down of discontinued unproductive inventory;
  $12.3 million on a pretax basis or $0.22 per share after tax for professional and legal advisory fees incurred in connection with the proposed acquisition of 865 Rite-Aid stores and the development and implementation of the Company's growth strategy;
  $8.6 million on a pretax basis or $0.15 per share after tax for fixed asset impairments and inventory write-downs related to the closing of 40 underperforming stores;
  $3.1 million on a pretax basis or $0.05 per share after tax for fixed asset impairments related to the corporate headquarters;
  $1.5 million on a pretax basis or $0.03 per share after tax for fees incurred from an assessment received from Visa related to the 2015 data breach; and
  $3.0 million on a pretax basis or $0.05 per share after tax for other non-recurring items;

Fred’s net sales for fiscal 2016 decreased 1.2% to $2.13 billion from $2.15 billion. On a comparable store basis, fiscal 2016 sales decreased 2.2%. Comparable store sales for the year included a negative 1.7% impact as a result of the sale of low productive discontinued inventory versus the prior year.

Comparable prescriptions, adjusted for 30 days, increased 30 basis points in 2016 as compared to 2015, and our generic dispensing rate increased by 120 basis points continuing our focus on more profitable scripts.

Gross profit for fiscal year 2016 decreased 6.2% to $510.3 million from $544.2 million the year before. Gross margin for fiscal year 2016 decreased 130 basis points to 24.0% of sales compared with 25.3% in the prior-year period. Most of the decrease was related to inventory write-downs during 2016 associated with store closures and discontinued unproductive inventory. In fiscal year 2016, Fred’s recorded LIFO adjustments of $5.1 million compared with $7.6 million last year.

In fiscal year 2016, selling, general and administrative expenses, including depreciation and amortization, increased 170 basis points to 27.5% compared with 25.8% of sales in fiscal year 2015. Similar to the fourth quarter, for the year the majority of the increase in expenses was related to professional, legal, banking and integration planning fees incurred in connection with the announced agreement to acquire Rite Aid stores, as well as impairment charges related to store closures, corporate office and other assets.

Operating loss for fiscal year 2016 was $74.7 million or 3.5% of sales compared with a loss of $10.4 million or 0.5% of sales in fiscal year 2015.

For fiscal year 2016, EBITDA was a loss of $27.7 million or 1.3% of sales compared with EBITDA of $35.3 million or 1.6% of sales in fiscal year 2015.

March 2017 Sales

The Company also reported sales for the five-week fiscal month ended April 1, 2017. Fred’s total sales for the month decreased 2.7% to $208.6 million from $214.3 million in March 2016. Comparable store sales for March decreased 0.5% versus an increase of 1.8% in the year-earlier month. The March 2017 comparable store sales reflected the benefit of tax refunds, which were delayed from February to March, but were offset by a later Easter (April 16 this year versus March 27 last year), shifting holiday sales into April.

The Rite Aid Transaction

On December 20, 2016, the Company announced that it signed an agreement with Walgreens Boots Alliance, Inc. and Rite Aid to purchase 865 stores for $950 million in cash. Fred’s Pharmacy is working collaboratively with Walgreens Boots Alliance, Rite Aid and the Federal Trade Commission (“FTC”) to help obtain the FTC’s approval of Walgreen Boots Alliance’s pending acquisition of Rite Aid and the divestiture of certain Rite Aid assets to Fred’s Pharmacy. Fred’s Pharmacy remains committed to purchasing additional assets, including up to 1,200 Rite Aid stores, to the extent necessary to obtain the FTC’s approval of the transaction. Completion of the transaction is subject to approval by the FTC, as well as other customary regulatory approvals and closing conditions.

The proposed acquisition of the stores, which are based in highly attractive markets, is a transformative event that will add substantial scale to the Company and transform Fred’s Pharmacy, the largest regional pharmacy player, into an even stronger competitor and the third-largest drugstore chain in the nation. The transaction will accelerate the Company’s healthcare growth strategy, generating considerable benefits for our customers, patients, payors, supplier partners, team members and shareholders.

Webcast Information

A public, listen-only simulcast and replay of Fred's fourth quarter and full-year 2016 conference call may be accessed at the Company's web site. The simulcast will begin at 8:00 a.m. Eastern Time today; a replay of the call will be available beginning two hours after the conclusion of the live call and will remain available through May 6, 2017.

Non-GAAP Financial Measures

The Company's management believes that the disclosure of operating income (EBIT) and EBITDA provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company's results of operations and financial condition, and, when viewed together with the Company's GAAP results and the accompanying reconciliations, provides a more complete understanding of the factors and trends affecting the Company than the GAAP results alone. Additionally, EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry. A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measure appears in the financial tables attached to this news release.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores and three specialty pharmacy-only locations, including 14 franchised Fred’s Pharmacy locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

FRED'S, INC.
Reconciliation of Unaudited Net Income to EBITDA
A Non-GAAP Financial Measure
(In thousands)

	13 Weeks Ended January 28, 2017	13 Weeks Ended January 30, 2016	52 Weeks Ended January 28, 2017	52 Weeks Ended January 30, 2016
Net loss	$(22.5)	$(3.9)	$(66.5)	$(7.4)
Interest expense	0.6	0.4	2.3	1.4
Income tax benefit	(0.3)	(1.6)	(10.5)	(4.4)
Operating loss / EBIT	(22.2)	(5.1)	(74.7)	(10.4)
Depreciation and amortization	11.7	11.9	47.0	45.7
EBITDA	$(10.5)	$6.8	$(27.7)	$35.3

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended January 28, 2017	13 Weeks Ended January 30, 2016	Percent Change
Net sales	$529,728	$554,577	(4.5)%
Operating loss	$(22,154)	$(5,105)	(334.0)%
Net loss	$(22,466)	$(3,901)	(475.9)%
Net loss per share, basic and diluted	$(0.60)	$(0.11)	(445.5)%
Average shares outstanding:
Basic	37,202	36,837
Diluted	37,202	36,837

	52 Weeks Ended January 28, 2017	52 Weeks Ended January 30, 2016	Percent Change

Net sales	$2,125,424	$2,150,703	(1.2)%
Operating loss	$(74,696)	$(10,399)	(618.3)%
Net loss	$(66,531)	$(7,371)	(802.6)%
Net loss per share, basic and diluted	$(1.80)	$(0.20)	(800.0)%
Average shares outstanding:
Basic	36,876	36,675
Diluted	36,876	36,675

FRED'S, INC.
Unaudited Fiscal 2016 Fourth Quarter Results
(In thousands, except per share amounts)

	13 Weeks Ended January 28, 2017	% of Total	13 Weeks Ended January 30, 2016	% of Total
Net sales	$529,728	100.0%	$554,577	100.0%
Cost of goods sold	400,132	75.5%	421,698	76.0%
Gross profit	129,596	24.5%	132,879	24.0%
Depreciation & amortization	11,701	2.2%	11,865	2.1%
Selling, general and administrative expenses	140,049	26.5%	126,119	22.8%
Operating loss	(22,154)	(4.2)%	(5,105)	(0.9)%
Interest expense, net	633	0.1%	368	0.1%
Loss before income taxes	(22,787)	(4.3)%	(5,473)	(1.0)%
Income tax benefit	(321)	(0.1)%	(1,572)	(0.3)%
Net loss	$(22,466)	(4.2)%	$(3,901)	(0.7)%
Net loss per share,
basic and diluted	$(0.60)		$(0.11)
Weighted average shares outstanding:
Basic	37,202		36,837
Diluted	37,202		36,837

	52 Weeks Ended January 28, 2017	% of Total	52 Weeks Ended January 30, 2016	% of Total
Net sales	$2,125,424	100.0%	$2,150,703	100.0%
Cost of goods sold	1,615,162	76.0%	1,606,553	74.7%
Gross profit	510,262	24.0%	544,150	25.3%
Depreciation & amortization	47,027	2.2%	45,652	2.1%
Selling, general and administrative expenses	537,931	25.3%	508,897	23.7%
Operating loss	(74,696)	(3.5)%	(10,399)	(0.5)%
Interest expense, net	2,318	0.1%	1,431	0.1%
Loss before income taxes	(77,014)	(3.6)%	(11,830)	(0.6)%
Income tax benefit	(10,483)	(0.5)%	(4,459)	(0.3)%
Net loss	$(66,531)	(3.1)%	$(7,371)	(0.3)%
Net loss per share,
basic and diluted	$(1.80)		$(0.20)
Weighted average shares outstanding:
Basic	36,876		36,675
Diluted	36,876		36,675

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	January 28, 2017	January 30, 2016
ASSETS:
Cash and cash equivalents	$5,830	$5,917
Inventories	331,809	340,730
Receivables	51,668	53,171
Other non-trade receivables	33,954	40,049
Prepaid expenses and other current assets	11,945	11,494
Total current assets	435,206	451,361
Property and equipment, net	130,922	138,993
Goodwill	41,490	41,490
Other intangible assets, net	85,685	97,153
Other non-current assets	6,104	1,515
Total assets	$699,407	$730,512

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$147,340	$184,657
Current portion of indebtedness	60	621
Accrued expenses and other	64,648	56,074
Total current liabilities	212,048	241,352
Long-term portion of indebtedness	128,388	52,527

Deferred income taxes	1,974	9,724
Other non-current liabilities	19,801	22,698
Total liabilities	362,211	326,301
Shareholders' equity	337,196	404,211
Total liabilities and shareholders' equity	$699,407	$730,512

CONTACT:
Fred’s Pharmacy
Rick Hans, 901-238-2232
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Steve Frankel / Dan Moore
212-355-4449